Exhibit 99.1

GOLDFIELD ANNOUNCES ELECTRICAL CONSTRUCTION AWARDS AS PART OF WESTERN EXPANSION

MELBOURNE, Florida, June 30, 2008 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States, announced that it has recently been awarded new electrical construction contracts aggregating $12.5 million, including significant awards outside its customary southeastern base.

The contracts include installation of 105 miles of optical ground wire (OPGW) in central Colorado; 6.5 miles of 161 kV transmission line in western Tennessee (contract subject to final regulatory approval); 40 miles of OPGW near Birmingham, Alabama; and a small tie line in northern Texas. In addition, Goldfield has been awarded Phase II of the previously announced multi phase upgrade of 46.2 miles of high voltage (230 kV) transmission line to support load growth in the central Florida area. Phase II consists of 11 miles of 230 kV rebuild. Phase I of this project was completed in May 2008 ahead of schedule and below budget. Southeast Power, Goldfield’s electrical construction subsidiary, is the “preferred contracting partner” for the remaining segments.

John H. Sottile, President of The Goldfield Corporation, commented “For several years, Southeast Power has been working towards expanding our customer and geographic base to include the western parts of the United States. These new projects represent an important initial step in implementing our business plan.”

Mr. Sottile also commented, “With aggressive competition for the fewer available electrical construction jobs, work is expected to remain slow throughout the summer. The challenging economic environment, which has impacted Southeast Power over the past few quarters, is expected to continue into our third quarter, but we are encouraged by this growth in new business and new territories.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; adverse weather; our ability to estimate accurately with respect to fixed price construction contracts; heightened competition in the electrical construction field, including intensification of price competition, and the availability of skilled construction labor. Factors that may affect the results of our real estate development operations include, among others: interest rates; ability to obtain necessary permits from regulatory agencies; adverse legislation or regulations; ability to acquire land; our ability to maintain or increase historical revenues and profit margins; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; availability of labor and materials and material increases in labor and material costs; ability to obtain additional construction financing; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and the availability of insurance; the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by unit purchasers due to various factors including the increase in the cost of condominium insurance; adverse weather; natural disasters; changes in generally accepted accounting principles; the continued weakness in the Florida condominium market and general economic conditions, both nationally and in our region. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email: investorrelations@goldfieldcorp.com